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EXHIBIT 99.1

LONGS NAMES KROGER EXECUTIVE AS PRESIDENT & CEO
Warren Bryant Is Selected After Extensive Nationwide Search

        WALNUT CREEK, CA (October 30, 2002)—Longs Drug Stores Corporation (NYSE:LDG) today said its Board of Directors has unanimously selected Warren F. Bryant, a senior executive with the Kroger Company (NYSE:KR) as its new president and chief executive officer, effective immediately. Bryant, 56, has also been elected to Longs' board of directors.

        Bryant succeeds Harold Somerset, who will become vice chairman of Longs' board.

        "We're pleased to have attracted an individual with Warren's experience in the retail sector," said Longs Chairman Bob Long, "and we're even more pleased that he's joining us from a major retailer like the Kroger Company, where he's spent his entire career."

        Longs' lead director and nominating committee chairman Donald L. Sorby, Ph.D. said the committee, working with executive search firm Korn/Ferry International, looked carefully at a large number of highly qualified candidates from across the country and within the Longs organization before recommending Bryant for the position.

        Most recently a Senior Vice President of Kroger, Bryant began his career with Kroger's Market Basket Stores Division in 1964. He has most recently been responsible for the financial and operational performance of seven of Kroger's divisions. Kroger operates more than 2400 supermarkets, many with pharmacies, along with convenience stores, supermarket fuel centers and fine jewelry stores, with annual revenues of approximately $50 billion from its nationwide retailing, manufacturing and food-processing operations.

        Bryant served from 1988 to 1999 with the Dillon Companies, an organization of approximately 270 supermarkets and pharmacies and nearly 800 convenience stores that Kroger acquired in 1983. He rose from vice president of marketing to serve for three years as president and chief executive officer of Dillon, which at that time operated as a wholly owned subsidiary under the Kroger umbrella.

        "I'm very familiar with Longs' strong regional presence due to my assignments in Kroger's Western Region." Bryant said. "I now have the opportunity to better involve myself with a company whose market leadership in the chain drug industry is well known. My first priority is learning Longs by spending time in the stores working with the people who serve our customers on a daily basis.

        "Harold, at my request, will continue to oversee our corporate activities during the transitional period while I'm out in the stores, which will help us maintain management continuity during the transition."

        Longs has scheduled a conference call at 1:00 p.m. ET/10:00 a.m. PT on Thursday, October 31, 2002 to introduce Bryant. No financial matters will be discussed on the call. A telephone replay of the call will be available for one week at (719) 457-0820, confirmation code 442327. The company will webcast the call via its www.longs.com website (Investor Events Calendar/About Us/Financial Information) and PRNewswire's Multimedia function at www.prnewswire.com. The archive of the live call can be accessed two hours after its conclusion and will be available for one week.

Forward-Looking Statements

        This media release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements relate to, among other things, the company's ability to achieve its objectives for growth and are indicated by such words or phrases as "continuing" "looks forward to" or similar words or phrases. These statements are based on Longs' current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. These risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry along with other factors detailed from time to time in Longs' media releases and annual and other reports filed with the SEC. Please refer to those reports and filings for a further discussion of these risks and uncertainties. The company undertakes no obligation to update any projections or other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release. Longs also cautions readers that the time and manner of its scheduled conference call and webcast may change for technical or administrative reasons outside its control.

About Longs Drugs

        Longs Drug Stores Corporation is one of the leading drug store chains in North America with annual sales per store averaging approximately $10 million. Founded in 1938, Longs operates 447 stores in California, Hawaii, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well being needs of the communities it serves with customer-oriented pharmacy service and convenient product offerings that include over-the-counter medications photo and cosmetics. Internet prescription services, merchandise and health information are available at www.longs.com. Longs' RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.

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  EXHIBIT 99.1